Exhibit 10(d)(1)

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

Dated as of March 31, 2001

Between

EXPANETS, INC.

as Debtor

and

AVAYA INC.,

as Creditor

CREDIT AND SECURITY AGREEMENT dated as of March 31, 2001, between EXPANETS, INC., a Delaware corporation (“Debtor”) and AVAYA INC., a Delaware corporation (“Creditor”).

RECITALS

WHEREAS, pursuant to the terms of a certain Agreement for the Purchase and Sale of Assets dated as of March 31, 2000 (the “Asset Purchase Agreement”) by and among Debtor, Lucent Technologies Inc. (“Lucent”) and Atlantic of Tampa Inc. (“Atlantic”, and together with Lucent, the “Sellers”), Debtor purchased certain assets and assumed certain liabilities which were part of the Sellers;

WHEREAS, in connection with the execution of the Asset Purchase Agreement, Sellers and Debtor entered into the Collateral Agreements (as defined in the Asset Purchase Agreement and as defined herein as the “Original Collateral Agreements”), including, without limitation, a certain Dealer Agreement dated as of March 31, 2000 (the “Original Dealer Agreement”) by and between Lucent and Debtor pursuant to which, among other things, Lucent agreed to sell and Debtor agreed to purchase the Lucent Products (as defined in the Original Dealer Agreement);

WHEREAS, on September 30, 2000, Lucent contributed its enterprise networking business to Creditor and distributed all of the outstanding shares of Creditor’s capital stock to Lucent’s shareholders (the “Spin-Off”);

WHEREAS, as a result of the Spin-Off, Creditor acquired all rights and obligations of Lucent under the Original Dealer Agreement and the other Original Collateral Agreements;

WHEREAS, Creditor and Debtor have agreed to restructure their relationship with respect to the Original Dealer Agreement and certain other Original Collateral Agreements (the “Restructuring”) by entering into this Agreement, the Note (defined below), that certain Master Restructuring and Settlement Agreement dated as of March 31, 2001 (the “Master Restructuring Agreement”) by and between Debtor and Creditor, and several additional agreements (this Agreement, the Note, the Master Restructuring Agreement and the documents executed in connection with the Master Restructuring Agreement shall hereinafter be referred to collectively as the “Restructuring Documents”); and

WHEREAS, as part of the Restructuring, the parties hereto desire to enter into this Agreement in order to (i) amend certain terms under which Creditor sells and Debtor purchases products and services pursuant to the Original Collateral Agreements and (ii) provide security for certain obligations of Debtor to Creditor.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1         Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” shall be used herein as defined in the Uniform Commercial Code, but in any event shall include, but not be limited to, any right to payment arising out of goods or other property (including, without limitation, intellectual property) sold or leased, licensed, assigned or disposed of or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance including all rights to payment of rents under a lease or license and payment under a charter or other contract and all rights incident to such lease, charter or contract.

“Affiliate” of a Person means (A) any other Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person, and (B) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of such Person or of a Person who is an Affiliate of such Person.  For purposes of the preceding sentence, “control” of a Person means (1) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (2) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 35% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 35% or more of any class of equity interest).

“Agreement” means this Credit and Security Agreement, as amended, modified, extended or restated from time to time.

“Applicable Law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it (or any of its property) is bound.

“Assigned Property” has the meaning given to such term in Section 7.3 hereof.

“Avaya Products” means the Lucent Products, as defined in the Original Dealer Agreement, and any other goods or products sold by Creditor and purchased by Debtor pursuant to the terms of any Collateral Agreement.

“Avaya Services” means any services sold by Creditor and purchased by Debtor pursuant to the terms of any Collateral Agreement.

“Books and Records” means all books, records, tapes, information, data, stored material, computer media, passwords, access codes arising or related to Debtor’s business.

“Borrowing Base” at any time means (without duplication) the sum of (A) 75% of Debtor’s Eligible Accounts at such time, plus (B) 60% of Debtor’s Eligible Inventory at such time.

“Business Day” means a day other than a Saturday, Sunday, or other day on which banks are authorized or required to close under the laws of New York or under Federal law.

“Capital Lease” means, with respect to any Person, any lease which has been, or should be in accordance with GAAP, accounted for as a capital lease in respect of which such Person is liable as lessee.

“Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a Capital Lease which at the time appears, or in accordance with GAAP should appear, on the balance sheet of such Person or in a note to such balance sheet.

“Chattel Paper” shall be used herein as defined in the Uniform Commercial Code, but in any event shall include, but not be limited to, a writing or writings which evidence both a monetary obligation and a security interest in, or a lease of, specific goods.

“Collateral” means all property of Debtor which serves as collateral for any of the Liabilities under Article III hereof, or otherwise.

“Collateral Agreements” means the Original Collateral Agreements, as amended by this Agreement and the other Restructuring Documents, and as amended hereafter from time to time.

“Contingent Assignment” has the meaning given to such term in Section 7.3 hereof.

“Credit Documents” means, collectively, this Agreement and the Note.

“Credit Limit” at any time means the lesser of (A) One Hundred Twenty Five Million Dollars ($125,000,000.00), or (B) the Borrowing Base.

“Dealer Agreement” means the Original Dealer Agreement, as amended by this Agreement and the other Restructuring Documents, and as amended hereafter from time to time.

“Default” means the occurrence or non-occurrence of an event which but for the expiration of any cure period, the giving of notice, the passage of time or both would constitute an Event of Default.

“Delinquent Purchaser” means a Purchaser more than 50% of whose aggregate Account indebtedness to Debtor is more than 120 days past due.

“Document” shall be used herein as defined in the Uniform Commercial Code, but in any event shall include, but not be limited to, a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Eligible Account” means any Account of Debtor created in an arm’s length transaction in the ordinary course of Debtor’s business which meets all the following specifications at the time of determination of Eligible Accounts: (A) the Account is lawfully owned by Debtor free and clear of all liens, security interests or prior assignments except as set forth in subsection (B) hereof, and Debtor has the right of assignment thereof and the power to grant a security interest therein; (B) the Account is subject to a first priority security interest in favor of Creditor; (C) the Account is valid and enforceable, representing the undisputed indebtedness of a Purchaser to Debtor; (D) the Account is not subject to any defense, setoff, counterclaim, credit, allowance or adjustment, including without limitation, reserves for quality and special pricing; (E) the Purchaser has accepted the goods, the sale of which to such Purchaser has given rise to the Account; and no part of such goods have been returned, rejected, lost or damaged; (F) if the Account arises from the sale of goods by Debtor, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other guaranty, repurchase or return agreements, and such goods have been shipped to the Purchaser; (G) if the Account arises from the performance of services, such services have actually been performed; (H) no notice of the death, bankruptcy, receivership, reorganization, or insolvency of the Purchaser owing such Account has been received by Creditor or Debtor; (I) the Purchaser is not a Subsidiary or Affiliate of Debtor; (J) the Account is less than 120 days past the invoice date; (K) the original invoice creating such Account was delivered on the date the underlying goods or services were provided or within 30 days after such date; (L) the Account is not an International Account, unless such Account is an Eligible International Account, in which case, the Account shall not be deemed an International Account; (M) the Purchaser for such Account has not submitted to Debtor a medium of payment therefor which has been returned uncollected for any reason; (N) the Purchaser for such Account is not otherwise in default pursuant to the terms underlying the agreement creating such Account; (O) such Account is not a contra Account; and (P) such Account is not owed by a Delinquent Purchaser or any Subsidiary or Affiliate of a Delinquent Purchaser.  In addition, not more than 25% of the aggregate Eligible Accounts at any one time shall be owing from any one Purchaser or affiliated Purchasers.  Any Account or portion of an Account that does not comply with the limitations set forth in the preceding sentences shall not constitute an Eligible Account, provided however that, to the extent a portion of such Account does comply with the limitations set forth in the preceding sentence such portion shall be counted as an Eligible Account, but only to the extent that it does so comply.

“Eligible International Account” means an International Account of Debtor either (A) secured by a letter of credit in the amount of the International Account issued by a bank acceptable to Creditor, (B) insured under a foreign credit insurance policy acceptable to Creditor with respect to such International Account in favor of Debtor, or (C) otherwise acceptable to Creditor in its sole discretion, provided however that no International Account will be an Eligible International Account unless Creditor has informed Debtor in writing that such International Account will be accepted by Creditor as an Eligible International Account hereunder.

“Eligible Inventory” means any item of Inventory of Debtor meeting all the following specifications:  (A) (1) it is lawfully owned by Debtor, (2) is in the possession of Debtor at a location specified on Schedule 3.4 attached hereto, (3) to the extent such location is not owned by Debtor, Creditor has received a Landlord’s Waiver or warehouseman’s waiver or consent with respect to such location, (4) except as set forth in subsection (B) below or a Permitted Subordinated Lien, is subject to no mortgage, pledge, security interest, lien, or other encumbrances of any kind, and (5) Debtor has the power to grant a security interest therein; (B) it is subject to a first priority perfected security interest in favor of Creditor; (C) it is insured as required by Section 3.12 hereof pursuant to policies in full compliance with the requirements of such Section; (D) it is in good condition and repair; (E) it constitutes readily saleable finished goods or raw materials, excluding the packaging portion of raw materials; (F) is not in transit inventory; and (G) it is not a consignment or damaged inventory.

“Event of Default” has the meaning given to such term in Section 7.1 hereof.

“GAAP” means generally accepted accounting principles, applied in a consistent manner.

“Indebtedness” means, with respect to any Person (without duplication):

(A)       all indebtedness for borrowed money of such Person;

(B)        all obligations of such Person for the deferred purchase price of capital assets or other property or services;

(C)        all obligations of such Person evidenced by notes, bonds, debentures or other instruments;

(D)        all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(E)        all Capital Lease Obligations of such Person;

(F)        all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities;

(G)        all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, is reasonably expected to be payable;

(H)        interest accrued but not paid on the scheduled date;

(I)         all guarantees of obligations of others of the type referred to in clauses (A) through (H) above;

(J)         all synthetic lease or similar off-balance sheet obligations of such person;

(K)        all Indebtedness referred to in clauses (A) through (I) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(L)        all unfunded pension liabilities.

“Instruments” shall be used herein as defined in the Uniform Commercial Code, but in any event shall include, but not be limited to, promissory notes, negotiable certificates of deposit, a negotiable instrument or a security or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is, in the ordinary course of business, transferred by delivery with any necessary endorsement or assignment.

“Interest Free Period” has the meaning given to such term in Section 2.1 hereof.

“International Account” means an Account which arises out of a transaction between Debtor and a Purchaser who meets at least one of the following criteria: (A) the Purchaser is a non-United States government, governmental agency or government-controlled business, (B) the Purchaser is not subject to the jurisdiction of the court system of the United States or any state of the United States, (C) the Purchaser does not maintain in the United States an office to which such Account is invoiced, or (D) the Purchaser does not maintain net assets in the United States at least five times as great as the aggregate of all Accounts arising from transactions between Debtor and such Person.

“Inventory” shall be used herein as defined in the Uniform Commercial Code but in any event shall include, but not be limited to, tangible personal property held by or on behalf of the Debtor (or in which the Debtor has an interest in mass or a joint or other interest) for sale or lease or to be furnished under contracts of service, tangible personal property which the Debtor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in the Debtor’s business, and shall include tangible personal property returned to the Debtor by the purchaser following a sale thereof by the Debtor and tangible personal property represented by Documents.

“Invoices” has the meaning given to such term in Section 2.1 hereof.

“Landlord’s Waiver” has the meaning given to such term in Section 3.3 hereof.

“Liabilities” has the meaning given to such term in Section 3.1 hereof.

“Lien” means any mortgage, lien, pledge, adverse claim, assignment, charge, security interest, title retention agreement, separate beneficial interest, levy, execution, seizure, attachment, garnishment or other encumbrance in respect of any property, whether created by statute, contract, common law or otherwise, and whether or not choate, vested or perfected.

“NorthWestern” means NorthWestern Corporation, a Delaware corporation.

“Note” has the meaning given to such term in Section 2.1 hereof.

“Original Collateral Agreements” has the meaning given to such term in the Recitals hereof.

“Original Dealer Agreement” has the meaning given to such term in the Recitals hereof.

“Outstanding Invoice” means, as of the date of determination, any unpaid and outstanding Invoice.

“Overdue Invoice” has the meaning given to such term in Section 2.1 hereof.

“Permitted Liens” means:

(A)          Liens on real estate for real estate taxes not yet delinquent and Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(B)           Liens of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due;

(C)           Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance which are not overdue for more than sixty (60) days;

(D)          Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title to real property and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not, in the aggregate, materially detract from the value of a property or asset to, or materially impair its use in the business of such Person;

(E)           Liens in favor of Creditor (in its individual capacity and in its capacity as agent for the benefit of NorthWestern pursuant to NorthWestern’s purchase of a participation under Section 7.3(B)), including without limitation the Liens created under the Credit Documents;

(F)           Purchase money security interests and proceeds thereof;

(G)           Liens created under Capital Lease Obligations relating to property of Debtor other than Accounts and Inventory, and

(H)          Liens and security interests incurred or granted in the ordinary course of business, provided any such lien or security interest in the Collateral  (other than subsection (F) above) is subordinate to the lien granted to Creditor hereunder.

“Permitted Refinancing” has the meaning given to such term in Section 2.4 hereof.

“Permitted Subordinated Lien” means a lien or security interest in Inventory subordinate to the lien of Creditor, the subordination of which is governed by the terms of a Subordination Agreement in which the subordinate lienholder agrees to take no action to foreclose or otherwise enforce its security interest while Creditor’s lien is in effect without first obtaining the prior written consent of Creditor.

“Person” means an individual, corporation, partnership, trust or any other entity.

“Proceeds” shall be used herein as defined in the Uniform Commercial Code but, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance (whether or not Creditor is named as the loss payee thereof), indemnity, warranty or guaranty payable to the Debtor or Creditor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any and all amounts received when Collateral is sold, leased, licensed, exchanged, collected or disposed of, (iv) any rights arising out of Collateral, and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Purchase Price” has the meaning given to such term in Section 7.3 hereof.

“Purchaser” means a buyer of goods from Debtor or a customer for whom services have been rendered or materials furnished by Debtor.

“Restructuring” has the meaning given to such terms in the Recitals hereof.

“Restructuring Documents” has the meaning given to such term in the Recitals hereof.

“Subsidiary” of a Person (identified for purposes of this definition as “Z”) means any Person, 50% or more of the voting capital stock (or other ownership interests) of which is owned, directly or indirectly, by Z.

“Supporting Obligations”  shall be used herein as defined in the Uniform Commercial Code but in any event shall include guarantees and letters of credit that support payment of another obligation.

“Termination Date” means the earlier of (A) the date on which Creditor’s obligations to finance Debtor’s purchase of Avaya Products and Avaya Services pursuant to the Collateral Agreements terminates pursuant to any provision of this Agreement,  (B) March 31, 2002, or (C) the date on which all obligations of Debtor to Creditor under the Credit Documents are satisfied in full.

“Uniform Commercial Code” shall mean the Uniform Commercial Code in effect on the date hereof and as amended from time to time, and as enacted in the State of New York or in any state or states which, pursuant to the Uniform Commercial Code as enacted in the State of New York, has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time.  It is the intent of the parties that the definitions set forth above should be construed in their broadest sense so that Collateral will be construed in its broadest sense.  Accordingly if there are, from time to time, proposed changes to defined terms in the Uniform Commercial Code that broaden the definitions, they are incorporated herein and if existing definitions in the Uniform Commercial Code are broader than the amended definitions, the existing ones shall be controlling.  Similarly, where the phrase “as defined in the Uniform Commercial Code, but in any event shall include, but not be limited to . . .” is used above, it means as defined in the Uniform Commercial Code except that if any of the enumerated types of items specified thereafter would not fall within the Uniform Commercial Code definition, they shall none the less be included in the applicable definition for purposes of this Agreement.

SECTION 1.2         Accounting Terms.  All accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP.

ARTICLE II

EXTENSIONS OF CREDIT

SECTION 2.1         Extensions of Credit; Amendments to Collateral Agreements.

(A)          Creditor shall continue to sell the Avaya Products and Avaya Services to Debtor and Debtor shall continue to purchase the Avaya Products and Avaya Services from Creditor under the terms set forth in the Collateral Agreements and any Restructuring Document.  Any term contained in this Agreement, which expressly conflicts with any term in any Original Collateral Agreement, shall amend the term contained in such Original Collateral Agreement to conform to the term contained in this Agreement.

(B)           Creditor’s invoices for Avaya Products or Avaya Services (“Invoices”) purchased by Debtor pursuant to the Collateral Agreements, including any Invoices dated prior to the date of this Agreement, shall be paid in full, less disputed amounts or agreed adjustments (as provided in the Dealer Agreement), within 45 days of the date of such Invoices (the “Interest Free Period”).

(C)           The portion of any Invoice not paid in full during the Interest Free Period (“Overdue Invoice”) shall accrue interest at a rate of 12% per annum, commencing on the day immediately following the expiration of the Interest Free Period for such Invoice.  Debtor shall pay such interest in arrears until such Overdue Invoice has been repaid in full, (1) monthly on the first day of each month commencing with the first day of the first month following the date of this Agreement and (2) on the Termination Date (except as set forth in subsection (E) below).  If Debtor does not make any such interest payment within five (5) days of its due date, such overdue amount (including interest accruing since the interest payment due date) shall thereafter be added to the amount of Overdue Invoices, and thereafter, shall accrue interest hereunder; provided, that, Creditor, in lieu of adding such delinquent interest to the amount of Overdue Invoices, may elect (in its sole discretion) to reduce or eliminate the amount of delinquent interest by offsetting against such delinquent interest payment (i) all or a portion of the amount of any payables or other amounts due by Creditor to Debtor and (ii) all or a portion of any amounts collected by Creditor on behalf of Debtor.  Interest on the amounts outstanding under the Overdue Invoices shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(D)          The aggregate amount of all unpaid and outstanding Overdue Invoices (including any interest added to the principal amount of such Overdue Invoices pursuant to Section 2.1(C) above) shall not at any time exceed the Credit Limit.  If the aggregate amount of the Overdue Invoices at any time exceeds the Credit Limit, Debtor shall repay immediately the amount of the excess.  In addition to any remedies available to Creditor hereunder or otherwise, Creditor shall have the right (in its sole discretion) to offset against such excess (i) all or a portion of the amount of any payables or other amounts due by Creditor to Debtor and (ii) all or a portion of any amounts collected by Creditor on behalf of Debtor.

(E)           On the Termination Date, Debtor shall repay in full the aggregate principal amount of all Outstanding Invoices which have been outstanding for 30 or more days (the “Net 30 Day Outstanding Invoices”), all accrued but unpaid interest thereon and any other amount owing in connection herewith, except that if the Termination Date occurs on March 31, 2002 and Debtor is not in Default hereunder, (i) Debtor shall be required to pay all Net 30 Day Outstanding Invoices dated on or prior to March 31, 2002 in accordance with the terms set forth in the Credit Documents (including any unpaid and accrued interest), and (ii) the payment of all other Outstanding Invoices shall be governed by the terms of the Collateral Agreements without taking into account any of the amendments to the Collateral Agreements set forth in this Agreement or the Note.

(F)           The obligation of Debtor to repay the Outstanding Invoices shall be evidenced by a promissory note, dated the date of this Agreement, payable to the order of Creditor, in the principal amount of One Hundred Twenty Five Million Dollars ($125,000,000.00) (the “Note”).

SECTION 2.2         Place and Manner of Payments.  All payments by Debtor on account of principal, interest or any other sums due under this Agreement or the Note, shall be made without setoff or counterclaim to Creditor at the address specified in Section 8.2 hereof.  All payments received by Creditor from Debtor shall be applied in the following order: (A) to the payment of fees and other costs and expenses then due and owing from Debtor under this Agreement or the Note, (B) to the payment of accrued and unpaid interest then due under the Credit Documents, (C) to the payment of any principal then due and owing under the Overdue Invoices and (D) to the payment of any other Outstanding Invoices.

SECTION 2.3         Payment on Non-Business Days.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and, except as otherwise specifically provided herein, such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Note, as the case may be.

SECTION 2.4         Prepayment; Refinancing.

(A)          Debtor may prepay the Note at any time without premium or penalty.

(B)           Debtor hereby covenants and agrees to (i) exercise reasonable best efforts to, as soon as possible, obtain commercially reasonable third party financing from a third party lender  (“New Lender”) for a minimum of $125,000,000, the proceeds of which shall be used to satisfy all Net 30 Day Outstanding Invoices (and all accrued and unpaid interest) and otherwise finance Debtor’s future purchase of Avaya Products or Avaya Services pursuant to the Collateral Agreements (a “Permitted Refinancing”), (ii) fully and diligently cooperate with one or more prospective New Lenders to obtain the Permitted Refinancing; and (iii) promptly accept a commitment for a Permitted Refinancing offered by a New Lender (a “Refinancing Commitment”) if such commitment contains in the aggregate commercially reasonable financing terms.  Any disagreement or dispute as to whether a Refinancing Commitment is commercially reasonable shall be resolved pursuant to the mediation and arbitration provisions incorporated into this Agreement pursuant to Section 8.6 hereof, subject to the following additional conditions (which shall override any expressly inconsistent provision therein): (1) Creditor may not commence arbitration hereunder prior to August 27, 2001; (2) Creditor may not on or after August 27, 2001 commence arbitration with respect to the commercial reasonableness of a Refinancing Commitment until the earlier of  Debtor’s rejection of the Refinancing Commitment or 10 days after Debtor’s receipt of such Refinancing Commitment; (3) Arbitration shall be conclusively determined by the majority vote of a 3 person panel comprised of independent experts in commercial finance, one of whom is selected by each party within 5 days after commencement of arbitration (determined by the date of formal demand) and the third of whom is selected within 10 days after the end of such 5 day period by the joint decision of the arbitrators (any failure to timely appoint an arbitrator shall be a waiver of the right to appoint); (4) Each party shall provide and complete discovery of all information reasonably requested by the other party and reasonably related to the commercial reasonableness of the Refinancing Commitment within 20 days after commencement of arbitration; (5) Debtor hereby authorizes any prospective New Lender to provide Creditor with disclosure of any  terms and conditions of the Refinancing Commitment; and  (6) Evidence or other documentary support and legal argument, if any, shall be submitted to the arbitration panel within 20 days after the expiration of the 20 day discovery period.  No other discovery or oral testimony shall be permitted unless required by the arbitrators.  No evidence submitted after such 20 day period by a party shall be considered by the arbitrators unless due to the failure by the other party or a New Lender to timely provide the information required hereunder. If Creditor prevails in the arbitration, Creditor’s sole remedy hereunder, exercisable at its option, is to suspend its obligation to extend credit to Debtor under this Agreement upon the expiration of 30 days after the date of the determination by the arbitrators; provided nothing herein shall be construed to otherwise limit Creditor’s remedies upon the earlier occurrence of an Event of Default.

(C)           In connection with the Permitted Financing, if requested by New Lender, Creditor will (1)  subordinate its rights to New Lender upon default by Debtor under its obligations thereto in the following: (i) the lien on Maintenance Agreements securing certain of Debtor’s obligation to Creditor under the Transaction Documents and (ii) set-off rights to any accounts collected by Creditor on behalf of Debtor, (2) provide such reasonable nonconfidential financial information within its possession relating to billings and collections made by Creditor on behalf of Debtor where the information is not otherwise available to Debtor, and (3) in good faith diligently cooperate and assist Debtor and the New Lender in connection with Debtor’s efforts to obtain a Refinancing Commitment , including without limitation, providing reasonably requested nonconfidential  information, documents and personnel to assist with the New Lender’s due diligence review, and responding to requests from the New Lender for delivery of estoppels and a Subordination Agreement providing that Creditor will take no action to foreclose or otherwise enforce its security interest in the subordinated assets described in subparagraph (C )(1) above while New Lender’s lien is in effect without first obtaining the prior written consent of New Lender.

SECTION 2.5         Subordinated Promissory Note

The execution of this Agreement and consummation of the transactions contemplated hereby shall not constitute an event of default under the $35,000,000 Promissory Note by Debtor to Creditor dated March 31, 2000.

ARTICLE III

COLLATERAL

SECTION 3.1         Security Interests.  As security for Debtor’s payment of the Overdue Invoices, the payment of principal and interest under the Credit Documents and the payment of all other liabilities of Debtor to Creditor arising from Creditor’s sale and Debtor’s purchase of the Avaya Products and Avaya Services, whether absolute or contingent, matured or unmatured, direct or indirect, sole, joint, several, or joint and several, similar or dissimilar (the “Liabilities”), Debtor hereby grants, pledges, and assigns to Creditor a security interest in the following assets of Debtor now owned or hereafter acquired:

(A)          all Inventory in all of its forms of Debtor, wherever located, including, without limitation, (i) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii)  all goods in which Debtor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Debtor has an interest or right as consignee), and (iii)  all goods which are returned to or repossessed by Debtor, and all accessions thereto, products thereof and documents therefor;

(B)           all Accounts in all of its forms of Debtor, wherever located, including, without limitation, contracts, contract rights, chattel paper, documents, instruments, and general intangibles (including tax refunds) of Debtor, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of Debtor now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts, contracts, contract rights, chattel paper, documents, instruments, and general intangibles;

(C)           all Supporting Obligations, in all their forms wherever located, relating to any Accounts or Inventory; and

(D)          all Proceeds of any and all of the foregoing.

SECTION 3.2         Financing Statements.  Debtor will join with Creditor in executing such financing statements and continuation statements (in form reasonably satisfactory to Creditor) under the Uniform Commercial Code as Creditor may specify, and will pay the cost of filing the same in such public offices as Creditor shall designate. Debtor agrees to take whatever action Creditor reasonably requests to perfect and to continue perfection of Creditor’s first priority security interest in the Collateral.

SECTION 3.3         Landlord’s Waiver.  Debtor shall exercise its best efforts to cause the owners of the locations identified on Schedule 3.4 to execute and deliver to Creditor an instrument (in form satisfactory to Creditor) by which each such owner waives its right to distrain on any of the Collateral, and by which such owner grants to Creditor the right to remove the Collateral from such owner’s location on terms substantially similar to those reflected on the attached Exhibit 3.3 (the “Landlord’s Waiver”).

SECTION 3.4         Places of Business; Location of Collateral.

(A)          Debtor represents that the properties listed on part A of Schedule 3.4 attached hereto serves as Debtor’s chief place of business, chief executive office, and the place where it keeps its Books and Records, and that all of the Inventory serving as Collateral hereunder are kept at the locations listed on part B of Schedule 3.4 attached hereto.

(B)           In furtherance of Section 3.2 above, Debtor will notify Creditor prior to (1) any change in the location of the chief place of business or chief executive office of Debtor, (2) any change in the place where Debtor keeps its Inventory or its Books and Records, (3) the establishment of any new or the discontinuance of any existing place of business, and (4) the establishment of any new or the discontinuance of any location where Inventory or Books and Records are kept.

SECTION 3.5         Creditor’s Rights With Respect to Accounts.  With respect to any Account that is Collateral hereunder, Creditor shall have the right at any time and from time to time without notice to Debtor to: (A) upon the occurrence and during the continuance of an Event of Default, notify Purchasers under Debtor’s Accounts that such Accounts have been assigned to Creditor, (B) upon the occurrence and during the continuance of an Event of Default, forward invoices to Purchasers directing them to make payments to Creditor, collect all Accounts of Debtor in Creditor’s or Debtor’s name, and take control of any cash or non-cash proceeds of Debtor’s Accounts; (C) upon the occurrence and during the continuance of an Event of Default, compromise, extend, or renew any Account of Debtor or deal with Debtor’s Accounts as Creditor may deem advisable; (D) upon the occurrence and during the continuance of an Event of Default, make exchanges, substitutions, or surrenders of Collateral; and (E) upon the occurrence and during the continuance of an Event of Default, take control of any cash or non-cash proceeds of any Collateral.

SECTION 3.6         Eligible Accounts.

(A)          With respect to each of Debtor’s Eligible Accounts, Debtor represents that:  (1) such Account is not evidenced by a judgment, an Instrument or Chattel Paper or secured by a letter of credit (except (a) such judgment as has been assigned to Creditor, (b) such Instrument or Chattel Paper as has been endorsed and delivered to Creditor and (c) such letter of credit as has been assigned and delivered to Creditor) and represents a bona fide completed transaction; (2) the amount shown on Debtor’s Books and Records and on any list, invoice or statement furnished to Creditor is owing to Debtor; (3) the title of Debtor to the Account and, except as against the Purchaser, to any goods represented thereby is absolute; (4) the Account has not been transferred to any other person, and, at the time such Account is created, no person except Debtor has any claim thereto or, with the sole exception of the Purchaser therefor, to the goods represented thereby; and (5) no set-off or counter-claim to such Account exists, and no agreement has been made with any person under which any deduction or discount may be claimed.

(B)           Debtor will promptly, and in any event within thirty (30) days of the creation thereof, notify Creditor if any Eligible Account arises out of contracts with the United States or any state of the United States, or any department, agency or instrumentality thereof, furnish Creditor with copies of each such contract and execute any instruments and take any steps reasonably required by Creditor in order that all moneys due and to become due under any such contract shall be assigned to Creditor and notice given under the Federal Assignment of Claims Act or any similar statute of a state of the United States.

(C)           Debtor will,  (1)  if requested by Creditor, upon the occurrence and during the continuance of an Event of Default, mark Debtor’s records concerning each of its Accounts in a manner satisfactory to Creditor so as to show that each Account has been assigned to Creditor; (2) if requested by Creditor, furnish Creditor with satisfactory evidence of the shipment and receipt of any goods and the performance of any services represented by any Accounts; and (3) furnish Creditor with such other information as Creditor may from time to time reasonably request.

SECTION 3.7         Letters of Credit.  Debtor represents and warrants to Creditor that it has delivered to Creditor and covenants that it will deliver to Creditor promptly on receipt all originals of letters of credit securing its Eligible Accounts now in its possession or hereafter acquired, each properly assigned and/or endorsed over to

Creditor, which letters of credit shall be held by Creditor as security hereunder.  Debtor shall remain solely responsible for the observance and performance of all of its covenants and obligations under all such letters of credit, and Creditor shall not be required to observe or perform any such covenants or obligations.

SECTION 3.8         Inventory.  Debtor represents and agrees that (A) Debtor is the absolute owner of its Inventory, subject only to the security interests created hereby and Permitted Liens;  (B) Debtor will sell its Inventory only in the ordinary course of business; and (C) if any Eligible Inventory is or becomes represented by a Document, Creditor may reasonably require that such Document be in such form as to permit Creditor or anyone to whom Creditor may negotiate the same to obtain delivery to it of the Inventory represented thereby.

SECTION 3.9         Condition of Inventory.  Debtor will promptly, and in any event within two (2) Business Days of the occurrence thereof, notify Creditor of any event of deterioration, loss or depreciation of value of any substantial portion of its Inventory and the amount of such deterioration, loss or depreciation.

SECTION 3.10       Expenses of Creditor.  Debtor will reimburse Creditor on demand for all expenses (including the reasonable fees and expenses of legal counsel for Creditor) in connection with the enforcement of Creditor’s rights to take possession of the Collateral and the proceeds thereof and to hold, collect, render in material compliance with applicable environmental laws and regulations, prepare for sale, sell and dispose of the Collateral.

SECTION 3.11       Notices.  If notice of sale, disposition or other intended action by Creditor with respect to the Collateral is required by the Uniform Commercial Code or other applicable law, any notice thereof sent to Debtor at the address specified in Section 8.2 hereof or such other address of Debtor as may from time to time be specified by Debtor (or if the address of Debtor specified in Section 8.2 has changed, to the address shown on the records of Creditor) at least thirty (30) days prior to such action, shall constitute reasonable notice to Debtor.

SECTION 3.12       Insurance; Discharge of Taxes, etc.  Creditor shall have the right at any time and from time to time, with at least 5 days prior written notice to Debtor, to (A) obtain insurance covering any of the Collateral if Debtor fails to do so, (B) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral and (C) pay for the maintenance and preservation of any of the Collateral. Debtor will reimburse Creditor, on demand, with interest at the rate of 12% per annum for any payment Creditor makes, or any expense Creditor incurs under this authorization. Such interest shall commence to accrue no earlier than 10 days after delivery of the written notice to Debtor specified above.  Debtor assigns to Creditor all right to receive the proceeds of insurance covering the Collateral, directs any insurer to pay all such proceeds directly to Creditor and authorizes Creditor to endorse in the name of Debtor any draft for such proceeds.

SECTION 3.13       Waiver and Release by Debtor.  Debtor (A) waives protest of all commercial paper at any time held by Creditor on which Debtor is in any way liable, notice of nonpayment at maturity of any and all Accounts of Debtor and, except where required hereby or by law, notice of action taken by Creditor, and (B) releases Creditor from all claims for loss or damage caused by any failure to collect any Account or by any act or omission on the part of Creditor or its officers, agents and employees, except gross negligence and willful misconduct.

SECTION 3.14       Access to Inventory.  Debtor shall permit Creditor’s representatives to have access to its Inventory from time to time, as requested by Creditor, for purposes of audit, examination, inspection, and appraisal thereof and verification of Debtor’s records pertaining thereto.  Except after the occurrence and during the continuance of a Default or an Event of Default, Creditor shall give Debtor at least 72 hours written notice (which notice need not be in writing) before exercising the rights granted in the preceding sentence and such audit, examination, inspection, appraisal or verification shall be conducted, to the extent taking place on Debtor’s premises, during normal business hours.  Upon demand by Creditor, after an Event of Default and the expiration of any applicable cure period, Debtor shall assemble its Inventory which constitutes Collateral hereunder and make it available to Creditor at Debtor’s place of business.  At the request of Creditor, after the occurrence and during the continuance of an Event of Default, Debtor shall provide warehousing space in its own premises to Creditor for the purpose of taking Inventory into the custody of Creditor without removal thereof from such premises and will erect such structures and post such signs as Creditor may require in order to place such Inventory under the exclusive control of Creditor.

SECTION 3.15       Records and Reports.  Debtor shall keep accurate and complete records of its Accounts (and the collection thereof), Chattel Paper, Instruments, Documents and Inventory and furnish Creditor such information about its Accounts, Chattel Paper, Instruments, Documents, and Inventory as Creditor may reasonably request.  Creditor shall have the right to conduct periodic examinations and verifications of Debtor’s Books and Records, which examination may include, without limitation, verifications of Accounts by contacting Purchasers after the occurrence of an Event of Default.  Debtor agrees to make its Books and Records available to Creditor at Debtor’s principal place of business for purposes of such examination.  Provided there does not exist an Event of Default, Creditor agrees to give Debtor at least 72 hours written notice of such examination (which notice need not be in writing) and to conduct such examination during normal business hours.  Debtor shall reimburse Creditor for the reasonable costs and expenses (whether internal or external) of any such examination. Debtor shall reimburse Creditor for the costs and expenses (whether internal or external) of any such examination.

SECTION 3.16       Further Assurances.  From time to time Debtor will execute and deliver to Creditor such additional instruments as Creditor may reasonably request to effectuate the purposes of this Agreement and to assure to Creditor, as secured party, a first priority security interest in the Collateral.  After the occurrence and during the continuance of an Event of Default, Debtor hereby irrevocably appoints Creditor as

Debtor’s attorney-in-fact (A) to take any action Creditor deems necessary to perfect or maintain perfection of any security interest granted to Creditor herein or in connection herewith, including the execution of any document on Debtor’s behalf, and (B) to take any other action to effectuate the rights granted in this Article III, which power of attorney is coupled with an interest and irrevocable until all of the Liabilities are paid in full.  Until all of the Liabilities are paid in full, Creditor may, at any time and from time to time, send to any Purchaser a verification form, make such calls or otherwise contact Purchasers of Debtor as are necessary or desirable, in Creditor’s sole discretion, to verify Accounts and the balance due.

SECTION 3.17       Application of Proceeds of Collateral.  All Proceeds of Collateral shall be applied (A) to the costs of preservation and, after the occurrence of an Event of Default, liquidation of such Collateral and Creditor’s exercise of its rights under Articles III and VII hereof, then (B) to any unpaid interest due hereunder or under the Note, then (C) to the principal payable hereunder or under the Note, then (D) to all other amounts due under the Credit Documents.  Any excess proceeds shall be remitted to Debtor.

SECTION 3.18       Continuing Collateral.  Creditor shall be under no obligation to proceed first against any part of the Collateral before proceeding against any other part of the Collateral.  It is expressly agreed that all of the Collateral stands as equal security for all Liabilities and Creditor shall have the right to proceed against or sell any and/or all of the Collateral in any order, or simultaneously, as it, in its sole discretion, shall determine.

ARTICLE IV

CONDITIONS OF EXTENSIONS OF CREDIT

SECTION 4.1         Conditions Precedent.  The obligations of Creditor hereunder to finance Debtor’s purchase of Avaya Products and Avaya Services after the date hereof are subject to the conditions precedent that:

(A)          the representations and warranties contained in this Agreement, in the Collateral Agreements and in the other Restructuring Documents shall be correct and accurate in all material respects on and as of the date of sale of Avaya Products or Avaya Services financed by Creditor as though made on and as of such date (excluding representations and warranties which speak as of a particular date, which shall continue to be true and correct in all material respects as of such date); and

(B)           no Default or Event of Default shall have occurred and be continuing or will result from the making of any sale of Avaya Products or Avaya Services financed by Creditor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In addition to all other representations and warranties set forth in this Agreement (including, without limitation, those in Article III hereof), Debtor represents and warrants as follows:

SECTION 5.1         Existence.  Debtor is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.  Debtor has all requisite power and authority to conduct its business as presently conducted and to own its properties and is duly qualified as a foreign corporation in good standing in all other jurisdictions in which its failure so to qualify could have a material adverse effect on its financial condition or business.

SECTION 5.2         Authorization.  The execution, delivery, and performance by Debtor of each Restructuring Document to which it is a party has been duly authorized by all necessary corporate action, and does not and will not violate any provision of law or of the certificate of incorporation or by-laws of Debtor or result in a material breach of or constitute a default under any agreement, indenture, or instrument to which Debtor is a party or by which Debtor, or any of its properties, may be bound.

SECTION 5.3         Enforceability; Consents.  This Agreement is, and each of the other Restructuring Documents when delivered hereunder will be, a legal, valid and binding obligation of Debtor which is enforceable against Debtor in accordance with its terms.  No recording, filing, registration, notice, consent (governmental or otherwise) or other similar action including, without limitation, any action involving any federal, state or local regulatory body, is required in order to insure the legality, validity, binding effect or enforceability of this Agreement or the other Restructuring Documents as against all Persons, except the filing of UCC-1 financing statements as contemplated by Article III and except for such consents as have been duly obtained and are in full force and effect.

SECTION 5.4         Litigation.  Except as disclosed on Schedule 5.4 attached hereto as of the date hereof, there are no actions, suits, or proceedings pending or, to the knowledge of Debtor, threatened, against Debtor or any of its properties before any court or governmental department, commission, board, bureau, agency, or instrumentality (domestic or foreign) that, if determined adversely to such entity, would have a material adverse effect on the financial condition or operations of Debtor or which relate to its entering into the Restructuring Documents, or the consummation of the transactions contemplated thereby.

SECTION 5.5         Condition of Collateral.  All of the Eligible Inventory of Debtor is in good and merchantable condition.

SECTION 5.6         Security Interests in Collateral.  Upon the filing of the UCC-1 financing statements in the jurisdictions listed on Schedule 5.6 attached hereto, no further action, including without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Creditor’s first priority security interests in the assets Debtor purported to be created by this

Agreement, except for the periodic filing of continuation statements with respect to such UCC-1 financing statements.

SECTION 5.7         Taxes.  Debtor has filed all tax returns and reports required to be filed before the date hereof and has paid all taxes, assessments, and charges imposed upon it or its property, or that it is required to withhold and pay over, to the extent that they were required to be paid before the date hereof, subject to any statutorily permitted good faith contests thereof.

SECTION 5.8         Title to Assets.  The property and assets of Debtor are not subject to any Liens,  except for Permitted Liens.

SECTION 5.9         Absence of Conflict with Other Agreements, Etc.  The execution, delivery and performance by Debtor of this Agreement and the other Restructuring Documents to which it is, or will be, a party do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting Debtor, (iii) conflict with, result in a breach of, or constitute a default under, the charter documents or bylaws of Debtor, or under any indenture, agreement, license or other instrument to which Debtor is a party or by which any of them or their respective properties may be bound, or (iv) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by Debtor.

SECTION 5.10       Compliance with Laws Generally.  Debtor is in material compliance with all Applicable Law.

SECTION 5.11       Indebtedness.  Schedule 5.11 attached hereto describes all outstanding Indebtedness of Debtor, and any commitments of Debtor to incur additional Indebtedness (other than Indebtedness to Creditor or NorthWestern).

SECTION 5.12       Fictitious Names.  Except as indicated on Schedule 5.12 attached hereto, within the last five (5) years, Debtor has not (A) operated under any other name, (B) acquired all or substantially all of the assets of any other Person, or (C) merged or consolidated with any other Person.

SECTION 5.13       Full Disclosure.  No representation or warranty by Debtor in this Agreement and no information in any statement, certificate, Schedule or other document furnished or to be furnished to Creditor pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS

In addition to all other covenants set forth in this Agreement, the Collateral Agreements or any Restructuring Document, Debtor shall comply with the following covenants:

SECTION 6.1         Financial Information.

(A)        In addition to the reports which Debtor is obligated to deliver pursuant to Article III hereof, Debtor will furnish to Creditor:

(1)         as soon as available, and in any event no later than the twentieth (20) day of each month, (a) an aging report of the Accounts of Debtor showing the names of Purchasers (to the extent such names are known to Debtor), the amounts owed by them respectively, and the invoice dates for each such Account, (b) a monthly calculation of Accounts which are not Eligible Accounts, (c) a monthly reconciliation report reconciling the last two monthly Accounts aging reports provided to Creditor, (d) a monthly inventory report, all of which shall be in form and detail reasonably satisfactory to Creditor and (e) a completed Borrowing Base certificate in the form attached hereto as Exhibit 6.1;

(2)         a completed Borrowing Base certificate in the form attached hereto as Exhibit 6.1 by Tuesday of each week, provided further that Creditor in its sole discretion shall have the right at any time and from time to time to increase the frequency of Debtor’s delivery of Borrowing Base certificates.  Notwithstanding the above, Debtor shall not be deemed to be in default of this Agreement prior to the earlier of 180 days from the date hereof or the date of its implementation of the Oracle (or comparable) accounting system provided (1) Debtor is exercising its commercially reasonable best efforts to deliver duly executed Borrowing Base Certificates on a weekly basis and (2) such Certificates are delivered at least every 30 days;

(3)         promptly upon the request of Creditor, a list containing the name, address and telephone number of all current Purchasers (subject to an agreement by Creditor to use such list only in connection with the enforcement of its rights hereunder); and

(4)         promptly upon the request of Creditor, any other information reasonably requested by Creditor.

(B)         All data will be prepared according to GAAP.

SECTION 6.2         Insurance.  In addition to the requirements of Article III hereof, Debtor will at all times carry insurance, in form and amount reasonably satisfactory to Creditor, and underwritten by financially sound and reputable insurers reasonably satisfactory to Creditor, against fire (with extended coverage and, if required by the location of any of Debtor’s premises on a flood plain, flood coverage), liability, business interruption, errors and omissions, product liability and all other hazards specified by Creditor and will furnish to Creditor a copy of all such insurance policies which shall insure the interest of Creditor in accordance with a standard lender’s loss payable clause as to all non-liability policies.  All insurance policies will name Creditor as an additional insured and contain provisions (A) that with respect to Creditor, the insurance policies may be cancelled only for nonpayment of premiums by Debtor after not less than 30 days notice of intent to cancel provided to Creditor and (B) that the insured will make payment to Creditor under any such policy notwithstanding any defense which such insurer may have against any of the other insureds on such policy.

SECTION 6.3         Liens.  Debtor shall not create, assume, incur or permit to exist directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

SECTION 6.4         Accounting Methods.  Without the prior written consent of Creditor, Debtor shall not change its accounting methods except as otherwise in accordance with GAAP.

SECTION 6.5         Payment of Taxes and Claims.  Debtor shall timely file all tax and information returns required by federal, state or local tax authorities.  Debtor shall pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by it or imposed on it or on its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon its properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge and no foreclosure, distraint, sale or similar proceeding shall have been commenced.

SECTION 6.6         Preservation of Existence.  Debtor shall (i) preserve and maintain its existence in the state of its formation, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties requires such qualification.

SECTION 6.7         Maintenance of Property.  Debtor will maintain all of its Inventory in good and merchantable condition.

SECTION 6.8         Inspection by Creditor.  Debtor will permit representatives of Creditor to inspect, examine and/or audit the Collateral, any of its other property and/or its Books and Records and to make extracts therefrom at Debtor’s expense (in the event that an Event of Default has occurred or Creditor has a reasonable basis to believe an Event of Default has occurred, otherwise at Creditor’s expense) and at all reasonable times, provided however that except after the occurrence and during the continuance of an Event of Default, Creditor shall give Debtor at least 72 hours written notice before exercising the rights granted in the preceding clause and such audit, examination or inspection shall be conducted, to the extent taking place on Debtor’s premises, during normal business hours.

SECTION 6.9         Reports.  Debtor will furnish the following to Creditor:

(A)          as soon as possible and in any event within 5 days after Debtor becomes aware of the occurrence of any Default or Event of Default a written statement of Debtor signed by the chief executive officer or a senior financial officer of Debtor setting forth details of such Default or Event of Default, stating whether or not the same is continuing and, if so, the action proposed to be taken with respect thereto;

(B)           as soon as possible and in any event within 5 days after Debtor receives knowledge thereof, notice in writing of all actions, suits, or proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, directly affecting Debtor;

(C)           as soon as possible and in any event within 5 days after Debtor becomes aware of the occurrence of a significant material adverse change in the business, properties, operations, or condition (financial or otherwise) of Debtor, a written statement of Debtor signed by the chief executive or a senior financial officer of Debtor setting forth details of such significant material adverse change and the action proposed to be taken with respect thereto;

(D)          to the extent not in the possession of Creditor, if requested by Creditor, furnish to Creditor copies, with such duplicate copies as Creditor may request, of any invoice applicable to Debtor’s Accounts; and

(E)           such other information respecting the business properties, operations, and condition (financial or otherwise) of Debtor as Creditor may at any time and from time to time reasonably request.

SECTION 6.10       Liquidation, Merger or Sale of Assets.  Debtor shall not (i) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, (ii) enter into any merger or consolidation, other than a merger or consolidation among the Debtor and one or more of its Subsidiaries, provided that Debtor is the surviving corporation, (iii) sell or lease or otherwise transfer all or any substantial part of its assets to any Person, (iv) except for the sale of inventory in the ordinary course of business, dispose of any Collateral, or (v) enter into any agreement to take any of the actions described in the foregoing clauses (i), (ii),(iii) and (iv).

SECTION 6.11       Indemnification.  Debtor hereby indemnifies and agrees to protect, defend, and hold harmless Creditor and its directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including all reasonable counsel fees incurred in investigating, evaluating, or defending such claims, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Credit Documents, including any Exhibit thereto, and any document or certificate delivered in connection therewith, including, but not limited to, claims based upon any act or omission by Creditor in connection with the Credit Documents, including any Exhibit thereto, and any document or certificate delivered in connection therewith, to the extent not caused by the gross negligence, bad faith or willful misconduct of Creditor or its directors, officers, employees, agents or attorneys.  If Debtor shall have knowledge of any claim or liability hereby indemnified against, it shall promptly and, in any event, within ten days after Debtor acquires knowledge thereof, give written notice to Creditor.  THIS COVENANT SHALL SURVIVE THE PAYMENT OF THE LIABILITIES.

SECTION 6.12       Restrictive Agreements.  Debtor will not enter into any agreement which restricts Debtor’s rights to make payments hereunder or under the Note.

SECTION 6.13       Further Assurances.  Debtor, at its expense, will promptly execute and deliver or cause to be executed and delivered to Creditor all such other and further documents, agreements and instruments, and shall provide or cause to be provided to Creditor such additional information, and shall do or cause to be done such further acts, as may be necessary or proper in the reasonable opinion of the Creditor to carry out more effectively the provisions and purposes of the Credit Documents.

ARTICLE VII

DEFAULT

SECTION 7.1         Events of Default.  Each of the following shall be an event of default (“Event of Default”):

(A)          Debtor shall fail to make any payment of interest or any other amount due under the Credit Documents, the Collateral Agreements or any Restructuring Document, when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise, and such failure is not cured within five (5) days of the date such payment was due;

(B)           Any representation or warranty made in any this Agreement or any other Restructuring Document shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made;

(C)           If Debtor receives a commitment for a Permitted Refinancing under Section 2.4 and refuses to accept such commitment (provided that any dispute as to whether a proposed financing is a Permitted Refinancing shall be resolved in accordance with the mediation and arbitration provisions set forth in Article 8);

(D)          Debtor shall fail to perform or observe any agreement or covenant contained in Section 6.3;

(E)           Debtor shall materially fail to perform or observe any other material agreement or covenant contained in this Agreement, any other Restructuring Document or any Collateral Agreement and, if such failure is capable of being remedied, such failure shall not be cured within a period of thirty (30) days from written notice of the occurrence thereof;

(F)           Debtor shall default (as payor, guarantor or other obligor) in the payment of one or more obligations which constitute Indebtedness (other than the obligations under the Restructuring Documents) and the underlying obligation with respect to which the default has occurred aggregates $10,000,000 or more or could result in a required payment by Debtor of $10,000,000 or more; or any event shall occur or condition shall exist in respect of one or more obligations which constitute Indebtedness in said amount, which would permit, or which after the giving of notice or passage of time would permit, the acceleration of the payment or maturity of any such obligations;

(G)           This Agreement shall at any time after its execution and delivery for any reason cease to create a valid and perfected first priority security interest in and to the Collateral other than a Permitted Subordinated Lien or Permitted Liens;

(H)          Judgments, assessments or orders for the payment of money which aggregate at any time in excess of $1,000,000 shall be entered against Debtor by a court or other tribunal of competent jurisdiction, which judgments, assessments or orders are not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(I)            Debtor shall suspend or discontinue its business, shall make an assignment for the benefit of creditors or a composition with creditors, shall admit its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall become insolvent under state law (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall be commenced against Debtor, any such proceeding and the same shall not be dismissed within sixty (60) days after an order, judgment or decree approving the petition in any such proceeding shall be entered against Debtor; or if Debtor shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or any appointment of any receiver, custodian, liquidator or trustee of or for it or for any substantial part of its property or assets; or if any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding and the same shall not be dismissed within sixty (60) days; or if a receiver or a trustee or other officer or representative of a court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of Debtor, and shall not have relinquished possession within sixty (60) days; or if Debtor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or if Debtor, shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any bankruptcy or similar law; or if Debtor, shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint;

(J)            Any Restructuring Document or any Collateral Agreement shall cease to be a legal, valid and binding agreement, enforceable against each signatory thereto, in accordance with its terms or shall in any way be declared ineffective or inoperative or shall in any way be challenged or contested by any party.

SECTION 7.2         Remedies.  If any Event of Default shall occur and be continuing then automatically:

(A)          the obligations of Creditor to finance Debtor’s purchase of Avaya Products and Avaya Services under the Credit Documents shall cease;

(B)           all Overdue Invoices shall be due and payable immediately without presentment, demand, protest, or further action of any kind, all of which are hereby waived;

(C)           Creditor may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law with respect to the Collateral;

(D)          with respect to any Inventory of Debtor serving as Collateral hereunder, Creditor may require Debtor to assemble its Inventory and make it available to Creditor at a place designated by Creditor which is reasonably convenient to it and to Debtor;

(E)           Creditor may exercise its rights under any Collateral Agreement or Restructuring Document (including this Agreement);

(F)           Creditor shall have and is hereby granted a right of set-off in all property of Debtor now or at any time hereafter in Creditor’s possession in any capacity whatsoever, including, without limitation, any balance or share of any deposit, trust or agency account; and

(G)           Creditor may exercise any other rights and remedies available to Creditor whether available at law, in equity, or otherwise.

SECTION 7.3         Contingent Assignment; Obligation to Purchase Participation.

(A)          As additional security for the Liabilities, Debtor has executed and delivered to the Creditor the Contingent Assignment attached hereto as Exhibit 7.3 (the “Contingent Assignment”) providing for Debtor’s assignment to the Creditor or Creditor’s assignee of the Accounts and Inventory of Debtor to be described on Schedule A to the Contingent Assignment.  Upon the occurrence of a Default, in addition to all other rights and remedies hereunder, Creditor shall have the option to require Debtor to immediately assign to Creditor Accounts and Inventory of Debtor having an aggregate value (the value of any Account shall be such Account’s face value and the value of any Inventory shall be the Debtor’s cost for such Inventory) equal to the amount by which the Overdue Invoices in the aggregate exceed $100,000,000, on the following terms:  (i) Creditor shall select (in its sole discretion) which Accounts and Inventory of Debtor are assigned to Creditor (the “Assigned Property”) and a description of the Assigned Property shall be set forth on Schedule A to the Contingent Assignment and (ii) the amount of Overdue Invoices shall be reduced by the aggregate value of the Assigned Property.  Upon NorthWestern’s receipt of notice that such assignment has taken place, NorthWestern shall be obligated to purchase the Assigned Property from Creditor for a cash purchase price equal to 100% of the aggregate value of the Assigned Property (and Creditor shall release its lien on the Assigned Property upon payment by NorthWestern); provided, however, that NorthWestern shall not be required to purchase in the aggregate more than $25,000,000 in Accounts and Inventory with respect to this Agreement.

(B)           If either NorthWestern’s obligation to purchase or Debtor’s obligation to assign the Assigned Property is voided, limited or restricted by law or if for any reason whatsoever (other than delays caused by Creditor) or such assignment and purchase have not been consummated within 30 days after Creditor gives Debtor notice of Debtor’s obligation to assign the Assigned Property, NorthWestern shall be required to purchase a participation in the credit extended under this Agreement and the Note in an amount equal to the aggregate value of the Assigned Property that NorthWestern would have purchased pursuant to Section 7.3(A) (the “Purchase Price”) if its obligation was not voided, limited or restricted.  Such participation shall be purchased on the following terms:  (i) NorthWestern shall not be entitled to exercise any of the rights or powers of Creditor under the Credit Documents, including without limitation the right to declare a Default or Event of Default or the right to foreclose on any of the Collateral, (ii) Creditor as agent or otherwise shall not be required to remit any interest, cost, expense or other amount to NorthWestern for any reason and (iii) the obligations of Creditor as agent or otherwise arising from NorthWestern’s purchase of a participation hereunder shall be limited to remitting to NorthWestern any payments received on behalf of NorthWestern only after the Liabilities have been satisfied in full and only to the extent of the Purchase Price.

ARTICLE VIII

ADDITIONAL PROVISIONS

SECTION 8.1         No Waiver, Cumulative Remedies.  No failure or delay on the part of Creditor in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.  No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by Creditor. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.2         Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be given to each party hereto by overnight delivery service at its address specified below or at such other address as shall be designated by such party in a notice to each other party complying with the terms of this Section 8.2:

If to Debtor:

If to NorthWestern:

If to Creditor:	Avaya, Inc.
211 Mount Airy Road
Basking Ridge, NJ 07920
Attn: Controller

Copy: Justin Choi, VP, Corporate Law Department

All notices, requests, demands and other communications provided for hereunder shall be effective when delivered or received at the aforesaid addresses.

SECTION 8.3         Costs and Expenses.  Debtor agrees to pay on demand (A) all reasonable costs and expenses of Creditor in connection with the preparation, execution, delivery and administration of the Credit Documents and in connection with any request for an amendment, modification, or waiver of any of the provisions of any thereof (including the reasonable fees and out-of-pocket expenses of counsel with respect thereto) in an amount not exceeding $25,000, plus outside legal counsel’s out-of-pocket expenses; (B) all filing, recording, and similar fees and charges; (C) all costs and expenses, if any, of Creditor in connection with the enforcement of any Credit Document (including the reasonable fees and out-of-pocket expenses of legal counsel with respect thereto) after the occurrence of a Default or an Event of Default; and (D) all costs and expenses, if any, of Creditor in connection with the enforcement of Creditor’s right to take possession of the Collateral after the occurrence of a Default or an Event of Default and the proceeds thereof and to hold, collect, prepare for sale, render in compliance with federal, state or local environmental statutes, ordinances, regulations, orders, directives, and permits, sell and dispose of the Collateral (including the reasonable fees and out-of-pocket expenses of legal counsel with respect thereto).

SECTION 8.4         Governing Law.  This Agreement shall be governed in all respects by the law of the State of New York, the jurisdiction in which this Agreement has been executed and delivered, and for all purposes shall be construed in accordance with such law.

SECTION 8.5         Survival of Agreements and Representations.  All agreements, representations and warranties made herein shall survive the delivery of the Restructuring Documents.

SECTION 8.6         Mediation and Arbitration.  Upon demand of any party hereto whether made before or after the institution of any judicial proceeding, any claim or controversy arising out of or relating to the Credit Documents between parties hereto shall be resolved in accordance with the mediation and arbitration provisions set forth in the Dealer Agreement.

SECTION 8.7         Preservation and Limitation of Remedies.  Notwithstanding the mediation and arbitration provisions contained in the Dealer Agreement and incorporated herein, the parties agree to preserve, without dimunition, certain remedies that any party may exercise before or after a mediation or arbitration proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (A) all rights of foreclosure against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (B) all rights of self-help including peaceful occupation of real property and collection of rents, set-off and peaceful possession of personal property; and (C) obtaining provisional or ancillary remedies appropriate to enforce Creditor’s nonmonetary remedies under the Credit Documents, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing of an involuntary bankruptcy proceeding.

SECTION 8.8         Jurisdiction.  Any and all judicial proceedings brought by Creditor against Debtor with respect to the Credit Documents may be brought in: (A) any court of competent jurisdiction in the State of New York; and (B) any Federal district court having subject matter jurisdiction and being located in the State of New York.  Debtor hereby accepts, for itself and its properties, the non-exclusive jurisdiction of the aforesaid courts and agrees to be bound by any judgments rendered by such courts in connection with this Agreement.  No Debtor will move to transfer any such proceeding to any different court.  Any such process may be mailed by registered or certified mail to Debtor at the address referred to in Section 8.2 hereof.  Debtor agrees that service by mail at the address referred to in Section 8.2 hereof will constitute sufficient notice.  Service will be considered complete upon delivery.

SECTION 8.9         Binding Effect; Assignment.  The Credit Documents shall be binding upon and inure to the benefit of Debtor, Creditor, and their respective successors and assigns, except that Debtor shall not have the right to assign or delegate its respective rights or obligations under any of such documents.

SECTION 8.10       Headings.  Article, Section and subsection headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

SECTION 8.11       Time of the Essence.  Whether or not elsewhere herein expressly stated, all dates and times for performance herein set forth shall be of the essence of this Agreement.

SECTION 8.12       Amendments.  Any of the provisions of this Agreement may be waived, modified or amended only by written agreement or agreements entered into by Debtor and Creditor, except that no such waiver, modification or amendment shall extend to or affect any obligation not expressly waived, modified or amended, or impair any right of Creditor related to such obligation.

SECTION 8.13       Usury.  Nothing herein contained or in the Note nor any transaction related thereto shall be construed or shall so operate either presently or prospectively to require Debtor (A) to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate, or (B) to make any payment or do any act contrary to law, but if any provision herein or therein contained shall otherwise so operate to invalidate this Agreement, the Note, or any other Restructuring Document, in whole or in part, then such provision only shall be held for naught as though not herein or therein contained and the remainder of this Agreement, the Note, and the other Restructuring Document shall remain operative and in full force and effect.  Any interest paid in excess of the lawful rate shall be refunded to Debtor.  Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding under this Agreement and shall be applied in such order as Creditor may determine.  If the excessive amount of interest paid exceeds the sums outstanding hereunder, the portion exceeding the said sums outstanding shall be refunded in cash by Creditor.  Any such crediting or refund shall not cure or waive any default by Debtor hereunder or under the Note or any other Restructuring Document.  Debtor agree, however, that in determining whether or not any interest payable exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in this Agreement to be “interest”), including without limitation prepayment premiums, shall be deemed, to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

SECTION 8.14       Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto and the Restructuring Documents constitute the entire understanding among the parties with respect to the subject matter hereof, and supersedes any and all contemporaneous and prior agreements between the parties hereto with respect to the subject matter hereof.

SECTION 8.15       Participations.  Debtor acknowledges and agrees that Creditor may sell a participation interest or participating interests in the credit extended hereunder only to NorthWestern pursuant to Section 7.3(B).  After such sale and provided Creditor shall notify Debtor thereof, Debtor shall, at the option of Creditor, have a direct obligation to the purchaser under such sale to the extent of the participation interest purchased.  Debtor acknowledges that Creditor may share with any participant or prospective participant, any and all information obtained by Creditor in connection with the credit extended hereunder, including without limitation information delivered to Creditor by Debtor, and Debtor consents thereto.  Debtor agrees to cooperate with Creditor in connection with any reasonable request made by Creditor with respect to any such sale or prospective sale

SECTION 8.16       Termination of this Agreement; Release of Lien.  This Agreement and the Note shall terminate and the Creditor shall release its lien on the Collateral (i) upon payment in full of all Net 30 Day Outstanding Invoices, all accrued but unpaid interest thereon and any other amount owing in connection herewith, or (ii) with respect to the occurrence of the Termination Date on March 31, 2002 while Debtor is not in Default hereunder, when the Net 30 Day Outstanding Invoices as of March 31, 2002 (and any

accrued and unpaid interest) shall be paid in full.  After the occurrence of the Termination Date under the foregoing clause (ii), the terms for the purchase and sale of the Avaya Products and Avaya Services invoiced after March 31, 2002 shall be governed by the Collateral Agreements without the amendments to the Collateral Agreements contained herein or in the Note.

SECTION 8.17       No Joint Venture.  The parties expressly agree that the relationship of Creditor to Debtor is that of Creditor only, and Creditor is not a partner or co-venturer of Debtor.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXPANETS, INC.

		By:	/s/ Chris Younger
Name: Chris Younger
Title: Vice President

AVAYA INC.

		By:	/s/ Garry McGuire
Name: Garry McGuire
Title: Chief Financial Officer

Solely to consent to perform
the obligations set forth in
Section 7.3 of this Agreement.

NORTHWESTERN CORPORATION

By:	/s/ Kipp Orme
Name:	Kipp D. Orme
Title:	Vice President — Finance and Chief Financial Officer